EXHIBIT (a)(1)(D)

VINCE HOLDING CORP.

NOTICE OF WITHDRAWAL

To: Vince Holding Corp.

Attn: Corporate Secretary

500 Fifth Avenue, 20th Floor

New York, NY 10110

E-mail: optionexchange@vince.com

I previously received a copy of the Offer to Exchange, dated September 3, 2015, and the related Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Options. I understand that, by signing this Notice of Withdrawal and delivering it to Vince Holding Corp. (“Vince”), I withdraw my acceptance of the Offer and reject the Option Exchange. By rejecting the Option Exchange, I understand that I will not receive any Replacement Options in exchange for my Eligible Options and I will retain those Eligible Options with their existing term, exercise price, vesting schedule, and other terms and conditions. I agree that Vince has made no representations or warranties to me regarding my rejection of the Option Exchange. The withdrawal of my Eligible Options from the Option Exchange is at my own discretion. I agree that Vince will not be liable for any costs, taxes, losses, or damages I may incur as a result of my decision to withdraw my Eligible Options. Terms used herein and not defined shall have the meanings set forth in the Offer to Exchange.

I elect to withdraw my Eligible Options that I previously chose to exchange pursuant to the Option Exchange. Therefore, I have completed and signed this Notice of Withdrawal.

By signing below, I also confirm that I have read the Instructions to Notice of Withdrawal annexed hereto and do hereby acknowledge and agree with the provisions set forth therein.

Signature of Eligible Employee:

Name of Eligible Employee (print):

Date:

Vince Holding Corp.

Instructions to Notice of Withdrawal

If you previously elected to accept the Offer by Vince Holding Corp. to exchange your outstanding Eligible Options for Replacement Options, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated September 3, 2015, and the related Election Form, as well as the terms and conditions of the applicable option grant documentation, and you would like to change your election and withdraw the tender of all of your Eligible Options, you must complete and sign this Notice of Withdrawal and return it to us so that we receive it before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us.)

Once the Notice of Withdrawal is signed and completed, please return it to us by one of the following means:

By Regular Mail:

Vince Holding Corp.

Attention: Corporate Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110; or

By email:

optionexchange@vince.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Employee, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the Option Exchange.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us), please contact us by e-mail at optionexchange@vince.com.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.